Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:

Michael P. Gray

Chief Financial and Chief Operating Officer

Curis, Inc.

617-503-6632

mgray@curis.com

Curis Announces Positive Results in

Genentech Pivotal Phase II Clinical Trial of GDC-0449

in Advanced Basal Cell Carcinoma

— First-In-Class Investigational Medicine Selectively Inhibits

Hedgehog Signaling Pathway in Patients With Severe Skin Cancer —

LEXINGTON, Mass. March 21, 2011 (BUSINESS WIRE) – Curis, Inc. (NASDAQ: CRIS), a drug development company seeking to develop next generation targeted small molecule drug candidates for cancer treatment, today announced a positive outcome from a pivotal Phase II clinical trial conducted by Roche and Genentech, Curis’ collaborator and a wholly owned member of the Roche Group, of GDC-0449, a first-in-class hedgehog pathway inhibitor, in patients with advanced basal cell carcinoma (BCC). Genentech informed Curis that the study met its primary endpoint of achieving a target overall response rate, showing that GDC-0449 shrank advanced BCC tumors in a pre-defined percentage of people in the study. A preliminary safety assessment showed the most common adverse events were consistent with previous experience with vismodegib. A detailed safety assessment is ongoing. Roche has indicated that it anticipates making at least one regulatory submission in 2011 to seek approval to commercialize GDC-0449.

Genentech plans to submit the data from the clinical trial for presentation at a future medical meeting.

Roche also informed Curis that GDC-0449 (also known as RG3616) now has a generic name approved by the World Health Organization, vismodegib (pronounced vis-mo-DE-jib).

“We are extremely pleased by the highly encouraging outcome of this study, particularly since there is currently no standard of care for patients with this serious disease,” said Dan Passeri, Curis President and Chief Executive Officer. “We look forward to Genentech’s presentation of the study data in more detail in the near future, and to its planned regulatory submissions for vismodegib.”

For more information about ongoing studies of vismodegib in BCC, patients and doctors can contact the Genentech clinical trial call center at (888) 662-6728 or visit www.clinicaltrials.gov.

About the Pivotal Phase II Trial (ERIVANCE BCC/SHH4476g)

ERIVANCE BCC is an international, single-arm, multi-center, two-cohort, open-label Phase II study that enrolled 104 patients with advanced BCC, including metastatic and/or locally advanced BCC, defined as patients whose lesions are not appropriate for surgery, or for whom surgery would result in substantial deformity. Study participants received 150 mg vismodegib once daily until disease progression. The primary endpoint of the study was overall response rate (tumor shrinkage) as assessed by independent reviewers. Secondary endpoints of the study included overall response rate as assessed by study investigators, duration of response, progression-free survival, overall survival and the safety profile. A preliminary safety assessment showed the most common adverse events were muscle spasms, hair loss, altered taste sensation, weight loss, fatigue, nausea, decreased appetite and diarrhea. Serious adverse events were observed, including fatal events. The deaths are being further evaluated, but do not appear to be related to vismodegib.

About Basal Cell Carcinoma

According to the American Cancer Society, BCC is the most common type of skin cancer and accounts for approximately 80 percent of all diagnosed skin cancers. The disease is generally considered curable when the cancer is restricted to a small area of the skin. However, in a small group of people, if the disease is left untreated or does not respond to treatment, the cancer may advance further into the skin, bones or other tissues. In rare cases, BCC may advance or spread to other parts of the body, at which point the disease can become difficult to treat and life-threatening.

About Vismodegib and the Hedgehog Pathway

Vismodegib is designed to selectively inhibit signaling in the Hedgehog pathway by targeting a protein called Smoothened. The Hedgehog signaling pathway plays an important role in regulating proper growth and development in the early stages of life and becomes less active in adults. However, mutations in the pathway that reactivate Hedgehog signaling are seen in several different types of cancer. Abnormal signaling in the Hedgehog pathway is implicated in the majority of BCC cases.

Genentech is also evaluating vismodegib in a Phase II trial in people with operable forms of BCC, which opened in October 2010. Additionally, vismodegib is being evaluated by third-party investigators in a number of other cancers and in people with BCC who have Gorlin syndrome. Gorlin syndrome is a condition that affects many areas of the body and increases the risk of developing BCC. For more information, visit http://www.clinicaltrials.gov.

About the Curis-Genentech Collaboration

Under the ongoing collaboration agreement between Genentech, a wholly owned member of the Roche Group, and Curis, vismodegib (GDC-0449) was discovered by Genentech and was jointly validated by the parties through a series of preclinical studies. Pursuant to this collaboration, Genentech and Roche are responsible for clinical development, and Genentech (U.S.), Roche (Ex-U.S. excluding Japan) and Chugai Pharmaceuticals (Japan) are responsible for commercialization of vismodegib. Curis is eligible to receive cash payments upon the successful achievement of specified clinical development and regulatory approval milestones, as well as royalties upon successful commercialization of vismodegib by Genentech and its sublicensees, which include Roche and Chugai.

About Curis, Inc.

Curis is a drug development company that is committed to leveraging its innovative signaling pathway drug technologies to seek to create new targeted small molecule drug candidates for cancer. Curis is building upon its previous experiences in targeting signaling pathways, including the Hedgehog pathway, in its effort to develop proprietary targeted cancer programs. For more information, visit Curis’ website at www.curis.com.

Curis Cautionary Statement: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding: Genetech and Roche’s planned regulatory submissions for vismodegib; the potential favorable safety and efficacy profile of vismodegib; and Genentech’s plans to present data from the clinical trial at a future medical meeting. Forward-looking statements used in this press release may contain the words “believes”, “expects”, “anticipates”, “plans”, “seeks”, “estimates”, “assumes”, “will”, “may,” “could” or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other important factors that may cause actual results to be materially different from those indicated by such forward-looking statements including, among other things:

•	Genentech and Roche may be delayed in making planned regulatory submissions to seek marketing approval of vismodegib for advanced BCC.

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Genentech and Roche may not demonstrate to the satisfaction of the FDA or any comparable foreign regulatory agency the safety and efficacy of vismodegib in the treatment of advanced BCC or any other indication.

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Genentech and Roche may not be able to replicate in later trials any favorable safety and efficacy data from earlier trials of vismodegib in other indications, or may otherwise fail to meet applicable regulatory standards for approval of vismodegib in other indications.

•	Even if vismodegib receives marketing authorization, its benefit/risk profile may not be widely accepted by the medical community or third party payors for the treatment of advanced BCC.

•	Curis or Genentech may not be able to obtain or maintain the intellectual property protection necessary for the development and commercialization of vismodegib.

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Genentech has significant discretion in determining the efforts and resources it will apply to its collaboration with Curis, and has the right to terminate the collaboration on short notice under specified circumstances. As such, the timing and amount of cash payments the Company could receive under the collaboration, and the successful commercialization of vismodegib, will depend solely on Genentech’s and its sublicensees’ efforts and allocation of resources to the development and commercialization of vismodegib.

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Curis also faces other important risks relating to the successful development and commercialization of vismodegib, and with respect to its business, operations, financial condition and future prospects generally, that are discussed in its Annual Report on Form 10-K for the year ended December 31, 2010 and other filings that it periodically makes with the Securities and Exchange Commission.

In addition, any forward-looking statements represent the views only as of today and should not be relied upon as representing Curis’ views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.